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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      -----------------------
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                           2003           2002
--------------------------------------------------------------------------------       ----           ----

BASIC:
    Weighted Average Common Shares Outstanding..................................     40,905,918      38,276,764
    Net Income..................................................................         19,551          73,723
    Less Preferred Stock Dividend...............................................         (2,088)         (2,447)
                                                                                   ------------   -------------
    Net Income Available to Common Shareholders.................................   $     17,463   $      71,276
                                                                                   ------------   -------------
BASIC EARNINGS PER COMMON SHARE.................................................   $       0.43   $        1.86
DILUTED:
   Weighted Average Common Shares Outstanding...................................     40,905,918      38,276,764
   Adjustments for assumed conversion of convertible preferred stock ...........              -       1,992,289
     Common stock options.......................................................        183,824         739,453
                                                                                   ------------   -------------
                                                                                     41,089,742      41,008,506
 Net Income                                                                        $     19,551   $      73,723
   Preferred Stock Dividend                                                              (2,088)              -
   Tax effect on assumed conversion of convertible preferred stock..............              -            (459)
                                                                                   ------------   -------------
   Adjusted Net Income..........................................................   $     17,463   $      73,264
DILUTED EARNINGS PER SHARE......................................................   $       0.43   $        1.79

         (1) The preferred shares were anti-dilutive for the year ended December 31, 2003, and were not included in the diluted shares outstanding.

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